Exhibit 8.2

[ ], 2011	+1 617 526 6000 (t) +1 617 526 5000 (f) wilmerhale.com

LTX-Credence Corporation

825 University Avenue

Norwood, MA 02062-2645

Ladies and Gentlemen:

We have acted as counsel to LTX-Credence Corporation, a Massachusetts corporation (“LTX-Credence”), in connection with the preparation and execution of the Agreement and Plan of Merger, dated as of November 17, 2010 (the “Agreement”), by and among Verigy Ltd., a Singapore corporation (“Verigy”), Verigy Holding Co. Ltd., a Singapore corporation (“Holdco”), Lobster-1 Merger Corporation, a Massachusetts corporation and a direct wholly owned subsidiary of Verigy (“Merger Sub-1”), Lobster-2 Merger Corporation, a Massachusetts corporation and a direct wholly owned subsidiary of Holdco (“Merger Sub-2”), and LTX-Credence.

Pursuant to the Agreement, one of two transactions will be consummated: Either (1) the shareholders of Verigy will exchange their Verigy shares for shares of Holdco pursuant to a scheme of arrangement under Singapore law (the “Share Exchange”), and simultaneously therewith or immediately thereafter, Merger Sub-2 will merge with and into LTX-Credence, with LTX-Credence as the surviving corporation and a wholly owned subsidiary of Holdco (the “Holdco Merger” and, collectively with the Share Exchange, the “Holdco Reorganization”), or (2) Merger Sub-1 will merge with and into LTX-Credence, with LTX-Credence as the surviving corporation (the “Verigy Merger”). The Holdco Reorganization, the Verigy Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Verigy, which includes the proxy statement/prospectus relating to the Holdco Merger and the Verigy Merger (the “Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

In connection with this opinion, we have examined and are familiar with the Agreement and the exhibits thereto, the Registration Statement, the tax representation letters to be provided to us by Verigy, Holdco, Merger Sub-1, Merger Sub-2 and LTX-Credence (the “Tax Representation Letters”), and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories. In

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addition, we have assumed, without any independent investigation or examination thereof (i) that the Holdco Reorganization or the Verigy Merger, as applicable, will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Prospectus, and will be effective under applicable law, and that the parties have complied with and will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the effective time of the Holdco Merger or the Verigy Merger, as applicable (the “Effective Time”) of the statements, representations and warranties of Verigy, Holdco, Merger Sub-1, Merger Sub-2 and LTX-Credence in the Agreement, the Prospectus, the Tax Representation Letters, or otherwise made to us; and (iii) that any such statements, representations or warranties “to the knowledge,” or based on the belief or intention, of Verigy, Holdco, Merger Sub-1, Merger Sub-2 or LTX-Credence, or similarly qualified, are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Based upon and subject to the foregoing, and to the limitations, qualifications, assumptions, and caveats set forth herein and in the Prospectus, we are of the opinion that (i) if the Holdco Reorganization occurs, then the Holdco Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or the Holdco Reorganization will qualify as an exchange governed by Section 351 of the Code, (ii) if the Holdco Reorganization does not occur, then the Verigy Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, (iii) in the case of either (i) or (ii), shareholders of LTX-Credence will not be subject to U.S. federal income tax on the exchange of their LTX-Credence common stock for ordinary shares of Holdco or Verigy, as applicable, in the Holdco Merger or the Verigy Merger, including as a result of the application of Section 367(a) of the Code, and (iv) the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as such discussion purports to constitute a summary of U.S. federal income tax laws and regulations or legal conclusions with respect thereto, is accurate in all material respects.

This opinion represents and is based upon our best judgment regarding current U.S. federal income tax laws including the Code, existing judicial decisions, administrative regulations and published rulings and procedures as in effect on the date of this opinion. Because this opinion is being delivered prior to the Effective Time, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Holdco Reorganization or the Verigy Merger, or that contrary positions may not be taken by the Internal Revenue Service or the courts. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

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This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Holdco Reorganization or the Verigy Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Holdco Reorganization or the Verigy Merger).

This opinion is furnished to you solely in connection with the Registration Statement and may not be relied upon for any other purpose or by any other person without our prior written consent; provided, however, that it may be relied upon by persons entitled to rely upon it pursuant to applicable provisions of federal securities laws.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Holdco Merger and the Verigy Merger, including the Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, WILMER CUTLER PICKERING HALE AND DORR LLP

By:
Robert D. Burke, Partner